CARTER, TERRY & COMPANY.

3060 Peachtree Rd, Suite 1200,

Atlanta GA 30305

Phone: 404-364-3070-Member FINRA SIPC

July 21, 2020

Matthew Reid

APPlife Digital Solutions Inc 50 California St

#1500

San Francisco, CA 94111

Subject: Private Placement Offering for APPlife Digital Solutions Inc (ALDS-OTCOB)

It is our understanding that APPlife Digital Solutions Inc, the "Company", desires to raise capital, as well as to fund the Company's continuing general operations. Based on our discussions, our preliminary review of the financial information submitted to Carter, Terry & Company., (referred heretofore as the "Agent") and representations you and your associates have made to us with regard to the present and proposed business activities of the Company, its operations and financial condition, we would like  to confirm our interest in acting as the Company's exclusive Financial Advisor and Placement Agent, on a "best efforts" basis. In such role we would assist the Company in one or more capital raises which might result in a private placement, merger, acquisition, sale of assets, sale of common stock, sale of ownership interest or any other financial transaction hereinafter referred to as a "Transaction" upon the basic terms and conditions set forth herein (the "Agreement"), as well as a full array of additional investment banking services.

Section I: Services to be rendered

Agent services will include (but not be limited to) the following:

(i)Arranging for one or more institutional investments of capital, as defined in iii, (an "Investment," which could include any variation thereof, including common stock, preferred stock, mezzanine debt, senior secured debt, any other financial instrument or a combination of several financial instruments), on a best efforts basis to raise capital for use by the Company;

(ii)Any Investment will be placed in compliance with valid exemptions from registration or qualification under federal securities laws, state securities ("blue sky") laws or foreign securities laws of each jurisdiction in which any offers of an Investment may be made;

(iii)Utilizing appropriate investment information materials or modifying existing Company business plans and documents (collectively, the "Information Memorandum") to  be provided to potential sources of financing. Agent may provide advice with respect to negotiating with all potential financing, merger or acquisition candidates introduced (as defined in Section II below) to the Company by Agent (as defined below; any such identified and introduced candidates, along with their affiliates, associates, subsidiaries, divisions and related entities being hereinafter referred to as "Investor Candidates") who might be interested or involved in making an Investment in the Company. As used herein, "Investor Candidates" shall mean and include individual, strategic and institutional investors of all types, introduced (as defined in Section II below) to the Company by Agent including individuals, trusts, estates, partnerships and associations, banks, thrifts, insurance companies and other financial institutions, investment companies and other pooled investment vehicles, all tax-exempt organizations such as those subject to ERISA and other public and private pension funds, endowments and foundations as well as corporations in similar lines of business to the Company's, which might be candidates for acquisition by or merger with, together with their affiliates, divisions, subsidiaries and investment management consultants. All Investor Candidates, if not merger or acquisition candidates, shall be "accredited investors," as that term is generally understood in the private equity business;

In performing services hereunder, Agent shall be regarded as an independent contractor and marketing representative. Agent shall not have any right or authority to create any obligations of any kind on behalf of the Company, shall make no representation to any third party to the contrary, and shall not make any representations about the Company, its operations or finances other than what the Company provides for inclusion in the Information Memorandum. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Company and Agent or between Company and any Investor Candidate.

Section II: Fees, Expenses and Term

"AGENT" will be the exclusive financial advisor to and representative of the Company  for an initial period of 30 days, and then reverting to a non-exclusive financial advisor for the next twelve consecutive (12) months commencing on the date of this Agreement, with an option to extend this Agreement an additional 6 months, provided however, that either party may withdraw from this Agreement at any time upon written notice to the other party. Otherwise, this engagement and the terms hereunder will continue, subject to the same right of either party to terminate on written  notice to the other party, until a Transaction is successfully completed or until the Agreement is terminated. Within three business days after the effective date of any termination by the Company (the "Termination Date"), Agent shall deliver to Company a list of all introduced Investor Candidates, merger or acquisition candidates and Strategic Investors (the "Covered Parties") with which Agent can confirm  that (a) the Company, at Agent's instigation or by Agent's introduction, has had discussions concerning a Transaction during the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction with Company. On and after the Termination Date, Agent shall also either destroy or return to Company any and all Information, Information Memoranda and any other confidential information of the Company (including extracts thereof), which are in Agent's possession or control. The provisions concerning confidentiality, indemnification, compensation and the Company's obligations to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification Provisions (as hereinafter defined) will survive any such termination. Agent agrees not to use any confidential information about the Company for any purposes other than in connection with a Transaction and directly related matters.

The Company will attach any investor candidate that is considered already engaged with them on APPENDIX A, following the signature page. The Company agrees any investor candidate introduced by Agent not on the list is considered the Agent's introduction.

Agent agrees to introduce the Company to certain potential Investor Candidates. Upon written request from the Company, Agent may designate independent counsel to prepare the appropriate documents (including subscription and escrow agreement) witl1 regard to the terms of any financial transactions and the closing thereof. The Company is responsible for any and all reasonable expenses associated with the

Offering and the closing documents, escrow and escrow agent. However incurrence of any such expenses over $1,500.00 shall require the prior written consent for those expenses from the Company.

Stock Retainer Fee:

Within 5 business days upon the execution of this engagement, the Company will deliver 500,000, fully paid for and earned, restricted shares of APPlife Digital Solutions Inc common stock (the "Common  Stock") to Carter Terry & Company. It will be Carter Terry's right to designate the distribution of these shares to individuals within the firm at their discretion. These shares shall maintain piggy-back registration rights.

(i)Cash Compensation Fees for Capital Raises:

If, within the greater of (A) a two year period commencing on the date hereof or (B) within twelve months after the Termination Date, the Investor Candidate, singly or with others, purchases debt or equity securities of, or loans money to the Company, the Company will pay Agent within three business days upon after any such transaction a success fee for debt and/or equity capital raised by Agent on behalf of Company shall be subject to the following fee structure:

a.10% of the amount for any equity or hybrid equity capital raised up to $1,000,000

b.8% of the amount for any equity or hybrid equity capital raised up to $5,000,000

c.6% of the amount for any equity or hybrid equity capital raised over $5,000,000

(ii)Cash Compensation Fees for Subsequent Capital Raises:

If, within the greater of (A) a two year period commencing on the date hereof or (B) within twelve months after the Termination Date, the Investor Candidate, singly or with others, purchases debt or equity securities of, or loans money to the Company, the Company will pay Agent within three business days upon after any such transaction a success fee which shall be the identical terms as in Section II (i) above of the Aggregate Consideration (except as further defined in (iii) below) received by Company from any Transaction closed, including multiple successive Transactions, with an Investor Candidate or a Strategic Candidate (or upon closing a Transaction with a Covered Party, including multiple successive Transactions, within twelve months after the Termination Date), which amount will be paid when the Company receives the proceeds from the Transaction.

(iii)Restricted Stock Fees for Capital Raises:

In connection with the compensation set forth above, the Company agrees to issue to Agent upon the Closing of the transaction an amount ofrestricted shares equal to 4% of capital raised divided by the last reported closing price of the stock on the date of close. These shares shall have piggy back registration rights,  Notwithstanding the foregoing, if a registration involves an undervrritten offering, and the lead managing underwriter shall advise Company that the amount of securities to be included in the offering exceeds the amount which can be sold in the offering, the number of shares of Common Stock owned by Agent to be included in the offering shall be reduced as required by the managing underwriter.  In the event the shares are not registered within 6 months of the anniversary of this executed engagement, the Company agrees to approve and pay for the opinion of sale under Rule 144.

For purposes of this Agreement, "introduced" means that Agent shall have brought the Company to the attention of the prospective Investor Candidate, Strategic Investor or Transaction

and Agent shall have been a procuring cause in its consummation of the matter. "Procuring cause" shall mean that Agent shall have identified the Company to Investor Candidate, the merger or acquisition candidate or the Strategic Investor and conducted initial qualifying discussions regarding an Investment in or other Transaction with Company, or caused the parties to have attended meetings for the purpose of considering a Transaction.

For purposes of this Agreement, "Aggregate Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation (as, if, and when received), any contingent, earned or other assets or consideration, paid or payable, directly or indirectly, in connection with the Transaction, net of any indebtedness owed upon the same, it being the intention of this provision that the Aggregate Consideration shall mean the net equity value of any cash, tangible assets or measurable intangible assets acquired by, invested in, loaned to or transferred to the Company. If any non cash consideration is a class of newly-issued, publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the twenty trading days subsequent to the fifth trading day after the consummation of the Transaction.  If no public market exists for any securities issued in the Transaction or a class of securities is not intended to be publicly traded or convertible into publicly-traded securities,  then the fair market value thereof shall be detennined by the valuation placed upon these securities by the parties to the Transaction.

Section III: Indemnification

The Company agrees to indemnify and hold Agent which terms for the purposes of this Agreement include the partners, controlling persons, officers, employees and agents of Agent, harmless from  and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable  attorney's fees and expenses), joint or several, to which Agent may become subject in connection with its performance of the services described herein resulting from Company's gross negligence, willful misconduct or misfeasance, provided, however, that Company shall not be liable in any such case to the extent that  any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence, willful misconduct or misfeasance of Agent.

Likewise Agent agrees to indemnify and hold Company, which terms for the purposes of this paragraph include the subsidiaries, partners, controlling persons, officers, stockholders and employees of Company, harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney's fees and expenses), joint or several, to which Company  may  become subject resulting from Agent's gross negligence, willful misconduct or misfeasance, provided however, that Agent shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence, willful misconduct or misfeasance of Company.

To provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to Section III is for any reason held to be unavailable from Company,  on the one hand, and Agent, on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction  may determine  (or in the case of settlement,  in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of Company, on the one hand, and Agent, on the other hand, in connection with the events described in Section III, as the case may be, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other equitable considerations; provided, however, that in no event shall the Company or Agent be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Agent under this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Company, on the one hand, or Agent, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement.

Section IV: Other

Each party to this Agreement agrees to keep in strict confidence the proprietary and non-public information of the other party during the term of this Agreement and thereafter, provided however that the foregoing shall not prohibit disclosures (i) pursuant to the exercise of the parties' responsibilities nnder this Agreement; (ii) required by law or legal process (provided notice is given  prior to such disclosure);  or (iii) of matters which become public other than by the actions of the disclosing party hereunder.

If Agent completes the Private Placement or any other Transaction pursuant to the Agreement, Agent may, at its own expense, place an announcement, subject to Company's  prior consent and approval,  in any newspapers and periodicals it may select stating that Agent has acted as financial advisor, investment banker or placement agent for Company in the Transaction.

Carter, Terry & Company is a registered broker dealer, whose address is herein below for to this contemplated transaction.

Carter, Terry & Company. 3060 Peachtree Rd

Suite 1200

Atlanta, GA 30305

Attention: Mr. Timothy J. Terry Telephone: (404) 364-2057

This agreement shall be construed in accordance with the laws of the State of Georgia and the  parties agree to submit themselves to the jurisdiction of the courts located in that state, which shall be the sole tribunals in which either party may institute and maintain a legal proceeding against the other party arising from any dispute hereunder.

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect. No waiver by either party of a breach or non-performance of any provision or obligation  of this  Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agree1nents and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

All notices or other communications under this Agreement must be in writing and sent by prepaid, first class airmail, delivered by hand or transmitted by facsimile or email to the email address or facsimile number of the recipient set out below or such other address, email address or facsimile nnmber as may be furnished in writing by the recipient to the other party. The addresses, email addresses and  facsimile numbers of the parties for purposes of this Agreement are:

APPlife Digital Solutions Inc	Carter, Terry & Company.
50 California St	3060 Peachtree Rd
Suite 1500	Suite 1200
San Francisco, CA 94111	Atlanta, GA 30305
Phone: 415-439-5260	Phone: 404-364-3070

With an electronic copy to be sent to: legal@applifedigital.com

If the foregoing is acceptable to you, please indicate your approval by signing in the space provided and returning an executed copy of this Agreement to us.

We are very enthusiastic about working with your team toward the successful completion of this assignment.

Understood and agreed, this 8th day of July, 2020.

APPlife Digital Solutions IncCarter, Terry & Company

APPENDIX A

[Agent understands that we are engaged with Maxim Group LLC and will coordinate with them to ensure that there is no conflicts with the respective investor bases as was conducted in the VerifyMe deal]